EXHIBIT 107.1
Calculation of Filing Fee Table
Form S-8
(Form Type)
Goosehead Insurance, Inc.
(Exact name of registration as specified in its charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.01 par value per share, reserved for issuance under the Registrant's Omnibus Plan	(1)	Other	1,500,000	$115.67	$173,505,000	0.0001531	$26,563.62
Equity	Class A common stock, $0.01 par value per share, reserved for issuance under the Registrant's ESPP	(2)	Other	10,000	$109.89	$1,098,900	0.0001531	$168.25
Total Offering Amounts						$174,603,900		—
Total Fee Offsets								—
Net Fee Due								$26,731.87
(1)(a) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Goosehead Insurance, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction.

(b) The Amount Registered represents shares of Class A common stock reserved for issuance under the Omnibus Plan resulting from the automatic annual increases in the number of shares reserved for issuance under the Plan.

(c) The Proposed Maximum Offering Price Per Unit is estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high ($118.90) and low ($112.43) prices of the Registrant's Class A Common Stock as reported on the Nasdaq Global Select Market on March 17, 2025.

(d) The Amount of Registration Fee is rounded up to the nearest penny.

(2)(a) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of common stock of the Registrant that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction.

(b) The Amount Registered represents shares of Class A common stock reserved for issuance under the Employee Stock Purchase Plan resulting from the automatic annual increases in the number of shares reserved for issuance under the Employee Stock Purchase Plan (“Purchase Plan”).

(c) The Proposed Maximum Offering Price Per Unit is estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high ($118.90) and low ($112.43) prices of the Registrant's Class A Common Stock as reported on the Nasdaq Global Select Market on March 17, 2025. Under the Purchase Plan, the purchase price of a share of common stock is equal to 95% of the fair market value of the Registrant’s common stock on the offering date or the purchase date, whichever is less.

(d) The Amount of Registration Fee is rounded up to the nearest penny.